Exhibit 4.3
THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTMENT AGREEMENT, DATED OCTOBER 17, 2008, BETWEEN THE COMPANY AND ALLIANZ SE, A COPY OF WHICH IS ON FILE WITH THE COMPANY. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID FOR ALL PURPOSES AB INITIO.
THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR EXCHANGE OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH LAWS.
CUSIP:                 416518 132
ISIN: US4165181326
WARRANT NO. C-1
TO PURCHASE
34,308,872
SHARES OF COMMON STOCK
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
A DELAWARE CORPORATION
Issue Date: October 17, 2008
          1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
          “Affiliate” has the meaning ascribed to it in the Investment Agreement.
          “Beneficial Ownership” and “Beneficially Own” shall have the meaning ascribed thereto in Section 4.1(a) of the Investment Agreement.
          “Board of Directors” or “Board” means the board of directors of the Company.

          “business day” has the meaning ascribed to it in Section 1.3 of the Investment Agreement.
          “Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests in such Person.
          “Cash Redemption Value” has the meaning set forth in Section 15.
          “Change of Control Event” means any event or series of events by which (a) any Person or “group” (as such term is defined in Section 13 of the Exchange Act), other than the Company (acting solely for its own account and not as a member of any group) or Investor, its Subsidiaries and its Permitted Transferees, shall have acquired Beneficial Ownership of thirty-five percent (35%) or more of the outstanding shares of Common Stock on a Fully-Diluted Basis, (b) all or substantially all of the consolidated assets of the Company are, directly or indirectly, sold, leased, exchanged or transferred (including without limitation through the acquisition of derivative ownership interests or bulk reinsurance arrangements with respect to any material line or block of insurance business), except in the case of a sale of insurance assets representing less than two-thirds (2/3s) of both (i) the Company’s consolidated revenue and (ii) the Company’s allocated equity (excluding accumulated other comprehensive income, or “AOCI”) for two of the preceding three fiscal years, after giving effect to which, after the application of the proceeds thereof, the Company continues to be primarily engaged in the insurance business and has a pro forma market capitalization in excess of $2,000,000,000, (c) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another person other than the Investor or any of its Subsidiaries or its Permitted Transferees, unless the persons who Beneficially Own the outstanding Common Stock immediately before consummation of the transaction Beneficially Own a majority of the outstanding common stock of the combined or surviving entity immediately thereafter and in substantially the same proportion as they did prior to the transaction and directors of the Company make up a majority of the board of directors (or similar governing entity) of the combined or surviving entity immediately after such transaction, (d) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company or such combined or surviving entity ceases to be occupied by persons who either (i) were members of the Board of Directors on the date hereof or (ii) were elected or were nominated for election by the Board of Directors of the Company (a majority of whom were directors on the date hereof or whose election or nomination for election was previously approved by a majority of such directors), (e) any bankruptcy, rehabilitation or similar event relating to the Company occurs or (f) the holders of Capital Stock of the Company approve of any plan or proposal for the liquidation or dissolution of the Company.
          “Closing Date” means October 17, 2008.

          “Common Shares” has the meaning set forth in Section 2.
          “Common Share Equivalents” at any time means the number of (a) outstanding Common Shares plus (b) in the case of any outstanding Convertible Preferred Stock or other equity securities that generally are entitled to participate in dividends and distributions on a pro rata basis with Common Shares (after adjusting for a conversion or similar factor), the number of Common Shares that constitute the equivalent of such Convertible Preferred Stock or other equity securities for purposes of the payment of such dividends or distributions.
          “Common Stock” means the Company’s common stock, $0.01 par value per share.
          “Company” means The Hartford Financial Services Group, Inc., a Delaware corporation.
          “Debentures Documentation” shall have the meaning ascribed thereto in Recital C of the Investment Agreement.
          “Discounted Issuance” has the meaning set forth in Section 14(E).
          “Delisting Event ” means the Underlying Common Stock ceases to be listed on the New York Stock Exchange (or any other national securities exchanges).
          “Effective Price” means:
     (i) with respect to Common Stock acquired for cash, the per share amount of the net cash proceeds received by the Company for such Common Stock;
     (ii) with respect to Common Stock acquired for other consideration, the per share Fair Market Value of the net consideration;
     (iii) with respect to any option, warrant or other right to acquire Common Stock, whether direct or indirect and whether or not conditional or contingent, the sum of (a) the Fair Market Value of the aggregate consideration, if any, received by the Company for such option, warrant or right divided by the number of shares of Common Stock into which such option, warrant or right is exercisable at time of issuance, plus (b) the per share amount of the exercise price to the extent paid in cash and per share Fair Market Value of the exercise price if paid in other consideration;
     (iv) with respect to securities convertible or exchangeable into Common Stock, (x) the net consideration per security paid for such securities (to the extent paid in cash) or the net Fair Market Value of the consideration per security paid for such securities if the price for such securities is paid in other consideration, as of the date of their issuance divided by (y) by the number of shares of Common Stock for which such securities are convertible or exchangeable.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
          “Exchange Property” has the meaning ascribed to it in Section 14(F).
          “ex-date” has the meaning set forth in Section 14(B).
          “Exercise Date” has the meaning set forth in Section 3.
          “Exercise Notice” means a notice in the form attached hereto as Annex A delivered by the holder of the Warrant to the Company in accordance with Section 22 to exercise the Warrant.
          “Exercise Period” has the meaning set forth in Section 3.
          “Exercise Price” means $25.32 subject to any adjustment or adjustments in accordance with Section 14 hereof.
          “Fair Market Value” means:
          (i) in the case of shares of stock where, at least four months prior to the issuance thereof, other shares of the same class had already been listed on the NYSE or NASDAQ (or any successor national securities exchange), the average of the daily volume-weighted average prices of such stock for the five consecutive trading days immediately preceding the day as of which Fair Market Value is being determined.
          (ii) in the case of securities not covered by (i) above, the Fair Market Value of such securities shall be determined by the Financial Expert, using one or more valuation methods that the Financial Expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.
          (iii) in the case of cash, the amount thereof.
          (iv) in the case of other property, the Fair Market Value of such property shall be determined by the Financial Expert, using one or more valuation methods that the Financial Expert in its best professional judgment determines to be most appropriate, assuming such property is to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.
          “Financial Expert” means a nationally recognized investment banking firm mutually agreed by the Company and the Majority Holders, which firm does not have a material financial interest in the Company or the Investor. If the Company and the Majority Holders are unable to agree on a Financial Expert, each of them shall choose promptly a separate Financial Expert and these two Financial Experts shall choose promptly a third Financial Expert to make the relevant determination.
          “Fully Diluted Basis” means the Voting Securities that would be outstanding after giving effect to the conversion, exchange or exercise of all the Warrants and all other outstanding securities of the Company that are convertible or exchangeable into Voting Securities, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, for purposes of determining the Fully Diluted Basis, in the case of the Company, the then outstanding Series C Preferred Shares shall be deemed to be convertible into Common Stock even if such shares are not actually convertible including as a result of a failure to obtain Stockholder Approval.
          “Investment Agreement” means the Investment Agreement, dated as of October 17, 2008, as amended from time to time, between the Company and the Investor, including all schedules and exhibits thereto.
          “Investor” means Allianz SE.
          “Majority Holders” means, at any time, Warrantholders holding a majority of the Warrants measured by the number of Shares into which the Warrants are exercisable at such time.
          “Notice Date” has the meaning ascribed to it in Section 15.
          “Ordinary Cash Dividend” means regular quarterly cash dividends paid by the Company on Common Stock in the ordinary course, with usual record and resale dates.
          “Permitted Transferee” has the meaning ascribed to it in the Investment Agreement.
          “Person” has the meaning ascribed to it in Annex F to the Investment Agreement.
          “Preferred Shares” means Series B Preferred Shares or Series C Preferred Shares, as the case may be.
          “Qualifying Employee Stock” means any Common Stock and any options, warrants or other rights relating to Common Stock issued to any employee, former employee, director or consultant of the Company or any of its Affiliates pursuant to any plan, program, arrangement or agreement of the Company that is a compensatory stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock or other or equity or equity-based compensation plan, program, arrangement or agreement or a bonus, pension, severance, change of control, deferred compensation, incentive compensation, profit sharing or savings plan, program, arrangement or agreement, including without limitation pursuant to any conversion, split, subdivision or consolidation of Common Stock or rights issued pursuant to any such plan, program, arrangement or agreement in each case adopted, or entered into, in the ordinary course of business (including in respect of new hires).
          “Regulatory Approvals” means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, including any applicable insurance regulation or law, the receipt of any necessary approvals and authorizations, filings and registrations with, and notifications to, relevant Governmental Entities (as defined in the Investment Agreement) and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          “Reorganization” means any consolidation, merger, statutory share exchange or similar transaction, or any recapitalization or reclassification of the Common Stock (other than reclassifications as described in Section 14(A)). A Reorganization may or may not involve a Change of Control Event.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
          “Series B Preferred Shares” means the non-voting contingent convertible preferred stock of the Company, each share of which is initially convertible into 4 shares of Common Stock, and having the terms (including with respect to conversion) set forth in the Series B Certificate of Designation (as such term is defined in the Investment Agreement).
          “Series C Preferred Shares” means the non-voting contingent convertible preferred stock of the Company, each share of which is initially convertible into 4 shares of Common Stock, and having the terms (including with respect to conversion) set forth in the Series C Certificate of Designation (as such term is defined in the Investment Agreement).
          “Shares” shall have the meaning ascribed to it in Section 2.
          “Stockholder Approval” means the approval by the stockholders of the Company of the issuance of Common Stock upon (i) the conversion of the Series C Preferred Shares or (ii) the exercise of the C Warrant for purposes of Section 312.03 of the NYSE Listed Company Manual (or any successor provision).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.
          “Tender Amount” has the meaning set forth in Section 14(C).
          “Underlying Common Stock” means the Common Shares issuable or issued upon the exercise of the Warrant (assuming the receipt of all required Regulatory Approvals and Stockholder Approval).
          “Voting Securities” means the common stock and any other securities of a Person of any kind or class having power generally to vote in the election of directors.
          “Warrantholder” has the meaning set forth in Section 2.
          “Warrant” means this Warrant, issued pursuant to the Investment Agreement and any additional Warrant issued in accordance with the terms hereof.
          2. Number of Shares; Exercise Price. This certifies that, for value received, Allianz Finance II Luxembourg S.a.r.l. and/or its permitted successors or assigns (to whom all or part of the Warrant has been transferred in compliance with the transfer restrictions set forth on the first page of this Warrant) (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of Regulatory Approvals, up to an aggregate of 34,308,872 fully paid and nonassessable shares of Common Stock (subject to adjustment as provided herein) (the “Common Shares”), at a purchase price per Common Share equal to the Exercise Price. The number of Common Shares (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. All references to the number of Common Shares issuable upon exercise of the Warrant shall include all Common Shares issuable assuming applicable Regulatory Approvals and Stockholder Approval have been obtained prior to the time of exercise.
          3. Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations (including Regulatory Approval), the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time during the Exercise Period by (A) the surrender of this Warrant and the Exercise Notice annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at Hartford, Connecticut (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company. The “Exercise Period” shall commence upon the Closing Date (as defined in the Investment Agreement) and shall continue up to and including the seventh anniversary of such date. The “Exercise Date” shall be the date on which a Warrantholder surrenders the Warrant, delivers an Exercise Notice and makes payment of the Exercise Price in conformity with the foregoing provisions.
          Upon surrender of the Warrant and delivery of an Exercise Notice in conformity with the foregoing provisions, the Company shall transfer to the Warrantholder appropriate evidence of ownership of any Shares or other securities or property to which the Warrantholder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Warrantholder, and shall deliver such evidence of ownership and any other securities or property to the Person entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 6, within a reasonable time, not to exceed three business days after the Exercise Date. A Warrantholder shall be deemed to own and have all of the rights associated with any Shares or other securities or property to which it is entitled pursuant to this Agreement upon the exercise of the Warrant in accordance with this Section 3.
          If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three business days after the Exercise Date, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the aggregate number of Shares as to which this Warrant has been previously exercised.
          4. Net Settlement. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising (all or a portion of) the Warrant by paying the Exercise Price pursuant to Section 3, the Warrantholder may elect on the Exercise Date to receive shares of Common Stock equal to the value (as determined below) of the Warrant (or the portion thereof being exercised) by surrender of this Warrant and the Exercise Notice annexed hereto and stating in the Exercise Notice that the Warrantholder is electing “Net Settlement” with respect to all or any part of the Warrant surrendered, in which event the Company shall promptly issue to such Warrantholder a number of Shares computed using the following formula:

X =	Y (A – B)
A
          Where:
X = the number of Shares issuable to the Warrantholder
Y = the number of Shares issuable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (as of the Exercise Date)

A = the Fair Market Value of one share of the Common Stock (as of the Exercise Date)
B = the Exercise Price (as of the Exercise Date)
For the avoidance of doubt, if the Warrantholder elects “Net Settlement”, the provisions of Section 16 apply. All calculations under this Section 4 shall be made as if shares of Common Stock are issuable.
          5. Authorization; Listing. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will upon receipt of Stockholder Approval be duly and validly authorized and issued, fully paid and nonassessable. The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the Exercise Date, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Common Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Common Shares after issuance. The Company will use its reasonable best efforts to ensure that the Common Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the Shares are listed or traded.
          6. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Fair Market Value of the Common Stock on the last trading day preceding the Exercise Date less the Exercise Price for such fractional share.
          7. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to Exercise Date. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely transfer and exercise of this Warrant.
          8. Charges, Taxes and Expenses. Issuance of certificates for Shares (or other securities) to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

          9. Transfer/Assignment. (A) Subject to compliance with clauses (B) and (C) of this Section 9, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Company.
          (B) Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares issued upon exercise of this Warrant, shall be subject to the applicable restrictions as set forth in Section 4.2 of the Investment Agreement.
          (C) If and for so long as required by the Investment Agreement, this Warrant shall contain a legend as set forth in Section 4.4 of the Investment Agreement.
          10. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant and in which the Company shall record all exchanges, exercises and transfers of Warrants. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
          11. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
          12. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
          13. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, upon the request of any Warrantholder, to make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Investment Agreement, sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.
          14. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one subsection of this Section 14 (other than in the case of a dividend or distribution of different types of property, in which case Section 14(A), 14(B) or 14(C) shall apply to the appropriate parts of each such dividend or distribution); and provided, further that any issuance of Common Stock upon exercise of this Warrant (in whole or in part) shall not itself give rise to any adjustment under this Section 14. For the purposes of convenience, adjustments are expressed in terms of the number of shares of Common Stock issuable upon exercise of this Warrant, without prejudice to Section 16.
          (A) Adjustments upon Certain Transactions. The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrant shall be adjusted in the event the Company (i) pays a dividend or makes any other distribution with respect to its Common Stock solely in shares of its Common Stock, (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares or (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares. In such event, the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder shall thereafter be entitled to receive the number of shares of Common Stock that such Warrantholder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. In such event, the Exercise Price shall be adjusted so that it shall equal the product of the Exercise Price immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so issuable immediately thereafter. Such adjustment shall become effective immediately after the effective date of such event. For avoidance of doubt, the adjustment contemplated by this section can be expressed by formula as follows:

Ua =	Ub	x	Oa
Ob

Pa =	Pb	x	Ob
Oa
Where:
Ub = shares underlying the Warrant before the adjustment
Ua = shares underlying the Warrant after the adjustment
Pb = exercise price per share before the adjustment
Pa = exercise price per share after the adjustment
Ob = shares outstanding before the transaction in question
Oa = shares outstanding after the transaction in question
          (B) Cash Dividends and Distributions. If the Company shall fix a record date for the payment of a dividend or the making of a distribution with respect to the Common Stock in cash (other than an Ordinary Cash Dividend or a dividend or distribution covered by Section 14(A) or Section 14(C)), the Exercise Price to be in effect after the record date for such dividend or distribution shall be determined by multiplying (x) the Exercise Price in effect immediately prior to such record date by (y) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock as of the last trading day preceding the first date (the “ex-date”) on which the Common Stock first trades without the right to receive such dividend or distribution less the Fair Market Value of the cash paid per share in such dividend or distribution, and the denominator of which shall be the Fair Market Value per share of Common Stock as of the last trading day before the ex-date. Upon any adjustment of the Exercise Price pursuant to this Section 14(B), the total number of shares of Common Stock issuable upon the exercise of the Warrant shall be such number of shares issuable immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Exercise Price in effect immediately before such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. In the case of an adjustment for a cash dividend that is, or is coincident with, a regular quarterly dividend, the “Fair Market Value” of such dividend as paid per share would be reduced by the per share amount of the cash dividend that would constitute an Ordinary Cash Dividend. For avoidance of doubt, the adjustments contemplated by this section can be expressed by formula as follows:

Ua =	Ub	x	M
M-D

Pa =	Pb	x	M-D
M
Where:
Ub = shares underlying the Warrant before the adjustment
Ua = shares underlying the Warrant after the adjustment
Pb = exercise price per share before the adjustment
Pa = exercise price per share after the adjustment
M = Fair Market Value immediately before ex-date
D = Fair Market Value of the dividend or distribution made per share of Common Stock
          (C) Non-Cash Dividends and Distributions. If the Company shall fix a record date for the payment of a dividend or the making of a distribution with respect to the Common Stock (other than an Ordinary Cash Dividend or a dividend or distribution covered by Section 14(A) or Section 14(B)), the Company shall distribute (for no additional consideration) such securities or property other than cash to the Warrantholder as such Warrantholder would have received had it held as of the applicable record date a number of shares of Common Stock equal to the number of shares of Common Stock that were issuable under the Warrant as of such record date simultaneously with and on the same terms and conditions as such securities or other property are distributed to holders of Common Stock. For the avoidance of doubt, in connection with the payment of any dividend or distribution under this Section 14(C), the total number of shares issuable upon exercise of the Warrant and the Exercise Price for the Warrant shall not be adjusted.
          (D) Tender Offers. If a publicly-announced tender offer made by the Company or any of its Subsidiaries for the Common Stock shall be consummated, then the Exercise Price to be in effect after the tender offer is consummated shall be determined by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the product of (x) the number of shares of Common Share Equivalents outstanding immediately before giving effect to the tender offer and (y) the Fair Market Value per share of the Common Stock as of the sixth trading day following the date on which such tender offer is consummated and the denominator of which shall be the sum of (i) the product of (x) the number of shares of Common Share Equivalents outstanding after giving effect to the tender offer and (y) the Fair Market Value per share of Common Stock as of the sixth trading day following the date on which such tender offer is consummated, and (ii) the aggregate Fair Market Value of all cash and any other consideration paid or payable for Common Share Equivalents (the “Tender Amount”). Upon any adjustment of the Exercise Price pursuant to this Section 14(D), the total number of shares of Common Stock issuable upon the exercise of the Warrant shall be such number of shares issuable immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Exercise Price in effect immediately before such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. For avoidance of doubt, the adjustment contemplated by this section can be expressed by formula as follows, provided that the Exercise Price shall not be increased (and the number of shares of Common Stock issuable upon exercise of the Warrant shall not be decreased) as a result of this paragraph 14(D).

Ua =	Ub	x	(Oa x M) + E
Ob x M

Pa =	Pb	x	Ob x M
(Oa x M) + E
Where:
Ub = shares underlying the Warrant before the adjustment
Ua = shares underlying the Warrant after the adjustment
Pb = exercise price per share before the tender offer
Pa = exercise price per share after the tender offer
M = Fair Market Value on the sixth trading day immediately following the date on which the tender offer is consummated
E = Tender Amount (the aggregate amount paid in the tender offer)
Ob = Shares equivalents outstanding before giving effect to tender offer
Oa = Shares equivalents outstanding after giving effect to tender offer
          (E) Discounted Issuances. Except to the extent an adjustment in respect of such transaction is made in accordance with Section 14(F) below, in case of (a) any transaction in which the Company issues any shares of Common Stock, rights or options to acquire Common Stock or securities convertible or exchangeable into Common Stock (other than Qualifying Employee Stock), or (b) the amendment to or change in the number of shares of Common Stock deliverable upon the exercise, conversion or exchange of the securities described under (a) above, in each case for an Effective Price that is lower than the Fair Market Value of a share of Common Stock on the business day immediately prior to the date of pricing of such transaction (each, a

“Discounted Issuance”), the Exercise Price effective immediately following such Discounted Issuance shall be determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which is the sum of (x) the number of shares of Common Share Equivalents outstanding on the business day immediately prior to the date of pricing of the Discounted Issuance plus (y) the total number of Common Shares that the aggregate Effective Price would purchase at the Fair Market Value of a share of Common Stock on such business day, and the denominator of which is the sum of (x) the number of Common Share Equivalents outstanding on the business day immediately prior to the date of pricing of the Discounted Issuance plus (y) the total number of additional Common Shares offered for subscription or purchase or into which such convertible securities could be converted pursuant to the Discounted Issuance. Upon any adjustment of the Exercise Price pursuant to this Section 14(E), the total number of shares of Common Stock issuable upon the exercise of the Warrant shall be such number of shares issuable immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Exercise Price in effect immediately before such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. For the avoidance of doubt, the adjustment contemplated by this section can be expressed by formula as follows:

Ua =	Ub	x	Ob + I
Ob + F

Pa =	Pb	x	Ob + F
Ob + I
Where:
Ub = shares underlying the Warrant before the adjustment
Ua = shares underlying the Warrant after the adjustment
Pb = exercise price per share before the adjustment
Pa = exercise price per share after the adjustment
F = shares that Effective Price could purchase at fair market value
I = number of shares issued or deemed issued
Ob = share equivalents outstanding on a fully-diluted basis after giving effect to the issuance
          (F) Reorganizations. In the case of any Reorganization in which any Common Stock is converted into or exchanged for or becomes the right to receive cash,

securities or other property (“Exchange Property”), then, as a condition of such Reorganization:
     (a) to the extent the Exchange Property consists of cash, securities or other property (other than Voting Securities), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the amount of Exchange Property (other than Voting Securities) which the Shares issuable upon exercise of this Warrant (at the effective time of such Reorganization and after giving effect to any adjustments pursuant to this Section 14) would have been entitled to receive in such Reorganization; and
     (b) to the extent the Exchange Property consists of Voting Securities, the Warrantholder shall be issued a new Warrant on terms and conditions substantially identical to this Warrant to purchase a number of such Voting Securities for an Exercise Price per share calculated by (x) first, multiplying the initially adjusted number of Shares times the number of Voting Securities into which each share of Common Stock of the Company shall be converted in the Reorganization to arrive at the final adjusted number of Voting Securities of the other company issuable upon exercise of the Warrant and (y) second, dividing the initially adjusted Exercise Price per share by the number of Voting Securities into which each share of Common Stock of the Company shall be converted in the Reorganization to arrive at the final adjusted Exercise Price per Voting Security.
In the case of any Reorganization in which holders of Common Stock may make an election as between different types of Exchange Property, the Warrantholder shall be deemed to have elected to receive (unless Majority Holders otherwise notify the Company), first, Voting Securities, second, cash, and third other securities or property. The Company shall not affect any Reorganization unless the Company first shall have made appropriate provision to ensure that applicable provisions of this Agreement (including, without limitation, the provisions of this Article 14 and Article 15) and, if the Exchange Property includes any Registrable Securities, the Registration Rights Agreement shall immediately after giving effect to such Reorganization be assumed by and binding on the other party to the Reorganization (or the successor, parent company and/or issuer of such securities, as appropriate) and applicable to any Exchange Property deliverable upon the exercise of Warrants, pursuant to a customary assumption agreement in form and substance reasonably satisfactory to Majority Holders. The Company shall notify the Warrantholder of any such proposed Reorganization Event reasonably prior to the consummation thereof so as to provide the Warrantholder with a reasonable opportunity to confirm compliance with the terms hereof and, if they elect, to exercise the Warrant in accordance with the terms and conditions hereof prior to consummation of the Reorganization; provided, however, that in the case of a transaction which requires notice to be given to the holders of Common Stock of the Company, the Warrantholder shall be provided the same notice given to the holders of Common Stock of the Company.

          (G) Certain Other Events. If the Company takes any action affecting the Common Stock, other than actions described in this Section 14, and in the opinion of the Board of Directors, in its sole discretion, such action would materially adversely affect the exercise rights of the Warrantholder, then the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted, to the extent permitted by law, in such a manner and at such time as the Board of Directors may determine in good faith to be equitable in the circumstances.
          (H) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 14 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 14 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
          (I) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of the Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice to the Warrantholder of such adjustment or adjustments and shall deliver to the Warrantholder a statement setting forth the number of shares of Common Stock or other stock or property issuable upon the exercise of the Warrant and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.
          (J) Adjustment Rules. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below $0.01 then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to $0.01 and not lower.
          15. Mandatory Redemption upon a Change of Control or Delisting. Upon the occurrence of (i) a Delisting Event or (ii) a Change of Control Event under clauses (a), (b), (d), (e) or (f) of the definition thereof, in each case, the occurrence of which is within the control of the Company, then, at the election of the Warrantholder in its sole discretion exercised by written notice to the Company on or prior to the 10th business day following written notice by the Company to the Warrantholder of the occurrence of the Delisting Event or the Change of Control Event which notice shall be provided no later than the 2nd business day following the Delisting Event or the Change of Control Event (the “Notice Date”), the Company shall pay to the Warrantholder not later than the 30th business day following the Notice Date an amount in cash in immediately available funds equal to the Cash Redemption Value (as defined below) for this Warrant plus interest, if any, on such amount from the 15th business day following the Notice Date to (but not including) the date of payment at a rate of 5% per annum. For purposes of this Section 15, the “Cash Redemption Value”

for the Warrant shall be determined to be equal to (x) the difference between the Fair Market Value of a share of Common Stock minus the Exercise Price per share of Common Stock multiplied by (y) the number of Exercise Shares underlying the Warrant, in each of cases (x) and (y) determined as of the date of the Change of Control Event or Delisting Event. To the extent that the Warrantholder does not exercise the right provided by this section with respect to the entire Warrant, the applicable portion of the Warrant will remain outstanding as adjusted pursuant to the provisions of Article 14 hereof.
          16. Purchase of Series C Preferred Shares in lieu of Common Stock.
          (A) Subject to Section 16(D) below, if the Warrantholder is an Initial Holder and at the time of delivery of an Exercise Notice the Warrantholder does not deliver to the Company a certification from the Warrantholder that it (or any of its Affiliates that comprise the Initial Holders) has obtained such Regulatory Approval as is required in order for such Warrantholder (and, if applicable, its Affiliates) to hold a specified number of shares of Common Stock issuable upon exercise of the Warrant, the number of Common Shares with respect to which such certification has not been delivered (the “Regulatory Subject Shares”) shall be exercisable only for Series C Preferred Shares in accordance with Section 16(B).
          (B) If the Company is required to issue shares of Series C Preferred Shares in accordance with subsection (A), the shares of Series C Preferred Shares so issuable shall entitle the Warrantholder to receive upon conversion of such Series C Preferred Shares (subject to adjustment provisions therein) a number of Underlying Common Shares which shall equal the number of Regulatory Subject Shares.
          (C) For purposes of this Section 16, “Initial Holder” means the Investor, the initial Warrantholder and any Affiliate of the Investor to whom the initial Warrantholder has transferred, directly or indirectly, the Warrant in accordance with the terms of the Investment Agreement, acting individually or as a group, as the context may require.
          (D) Notwithstanding Section 16(A) above, if at the time of delivery of an Exercise Notice, Stockholder Approval has not been obtained, the Warrant shall be exercisable only for Series C Preferred Shares and the Series C Preferred Shares so issuable shall entitle the Warrantholder to receive upon conversion of such Series C Preferred Shares (subject to adjustment provisions therein) a number of Underlying Common Shares for which the Warrant would have been exercisable had the Stockholder Approval been obtained.
          (E) Certificates for Preferred Shares issuable upon exercise of this Warrant in accordance with this Section 16 will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company agrees that the Preferred Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Preferred Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued preferred stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Preferred Shares issuable upon exercise of this Warrant. In addition, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, the aggregate number of shares of Common Stock issuable upon conversion, transfer or sale of the Preferred Shares (the “Convertible Underlying Shares”). The Company will procure, at its sole expense, the listing of the Convertible Underlying Shares, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and maintain such listings of such Convertible Underlying Shares at all times after issuance. The Company will ensure that the Convertible Underlying Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock is listed or traded.
          17. Notice of Dividends and Distributions. At any time when the Company declares any dividend or other distribution on its Common Stock and the Company’s Common Stock is not listed on a national securities exchange, it shall give notice to the Warrantholder of all the then outstanding Warrants of any such declaration not less than 15 days prior to the related record date for payment of the dividend or distribution so declared.
          18. Removal of Legends. The Warrantholder may surrender its Warrant certificates or certificates evidencing Underlying Common Stock (or Convertible Underlying Shares) to the Company who shall exchange such certificates for certificates without the legend included on this Warrant; provided that each of the Articles of Incorporation, including the Certificate of Designation for the Series C Preferred Shares, and the Investment Agreement no longer require such legend and the Warrantholder has delivered an officer’s certificate and an opinion of nationally recognized counsel reasonably acceptable to the Company to the effect that Warrants or Underlying Common Stock (or Convertible Underlying Shares), as the case may be, represented by such certificates are freely transferable under the Securities Act, as the case may be.
          19. Governing Law; Submission to Jurisdiction. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. To the fullest extent permitted by law, the Company and the Warrantholder agree (a) that any dispute between them shall be brought in the United States District Court for the Southern District of New York or, in the event federal jurisdiction is not available, in the Supreme Court of the State of New York, New York County, (b) to submit to the exclusive jurisdiction of such courts and agree to waive any claims of improper venue or forum non conveniens and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 22. To the extent permitted by applicable law, each of the Company and the Warrantholder hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Warrant.
          20. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.
          21. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.
          22. Notices. Any notice, request, instruction, claim, demand, waiver or other document or communication to be given hereunder by the Company or the Warrantholder to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery when delivered by hand or overnight courier service or (b) upon confirmation of receipt when delivered by facsimile. All notices hereunder shall be delivered as set forth below, or to such other address or facsimile number as either party may from time to time designate in a written notice given in a like manner.
          (A) If to the Company:
The Hartford Financial Services Group Inc.
One Hartford Plaza
Hartford, CT 06155
U.S.A.
Attention: Alan J. Kreczko
Facsimile: +1 860 547 4721
          with a copy (which copy alone shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
U.S.A.
Attention: Victor I. Lewkow
Facsimile: +1 212 225 3999

     (B) If to the Initial Warrantholder:
Allianz SE (on behalf of Allianz Finance II
Luxembourg S.a.r.l.)
Group Legal Services
Koeniginstr. 28
80802 Muenchen
Germany
Attention: Dr. Peter Hemeling
Facsimile: +49 89 38 00 2152
with a copy (which copy alone shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
U.S.A.
Attention: Andrew Dietderich
Facsimile: +1-212-558-3588
          23. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement (and the other documents referenced in Section 6.7 of the Investment Agreement), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
Dated: October 17, 2008

The Hartford Financial Services Group, Inc.
By:
	Name:	John N. Giamalis
	Title:	Senior Vice President and Corporate Secretary

Attest:
By:
	Name:	Ricardo A. Anzaldúa
	Title:	Vice President and Corporate Secretary

[SIGNATURE PAGE TO WARRANT]

ANNEX A
[FORM OF EXERCISE NOTICE]
DATE:
TO: [•]
RE: Election to Purchase Common Stock / Series C Preferred Shares
          The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the [Common Stock] [Series C Preferred Shares] set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of [Common Stock] [Series C Preferred Shares]. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.
Number of Shares of [Common Stock][ Series C Preferred Shares]:
Aggregate Exercise Price:
The Warrantholder hereby certifies that Regulatory Approvals in respect of [all shares to which this Exercise Notice relates] [                                                             shares of Underlying Co mmon Stock] have been obtained
Election of Net Settlement:
Number of Shares of Underlying Common Stock:

Warrantholder:
By:

Name:

Title: